Exhibit 99.2

NEWS RELEASE July 20, 2022

Contacts: Dan Schlanger, CFO
Ben Lowe, SVP & Treasurer
FOR IMMEDIATE RELEASE	Crown Castle International Corp.
713-570-3050

Crown Castle Releases 2021 ESG Report

July 20, 2022 - HOUSTON, TEXAS - Crown Castle International Corp. (NYSE: CCI) ("Crown Castle" or the "Company") announced today the release of its 2021 Environmental, Social and Governance (ESG) Report and launch of its ESG website, furthering its approach of providing timely and accessible ESG disclosures.

"For over 25 years, Crown Castle has met the increased need for connectivity through its shared communications infrastructure model, which is inherently sustainable. We build once and use our infrastructure for multiple customers," stated Jay Brown, Crown Castle's Chief Executive Officer. "As 5G drives demand in the US across our assets – towers, small cells and fiber – we're taking important steps to make progress on our previously established ESG goals. We are also focused on improving our ESG disclosure, increasing transparency and continuing to build an inclusive and diverse community that creates long-term, sustainable benefits to our teammates, stakeholders and all who interact with Crown Castle."

Crown Castle ESG highlights:

•In 2021, Crown Castle established a goal to be carbon neutral in Scope 1 and Scope 2 emissions by 2025 and entered into a multi-year contract to source renewable energy, which for 2022 represents over 60% of Crown Castle’s estimated annual electricity consumption.
•As part of Crown Castle's efforts to reduce energy consumption, the Company has converted more than 50% of its lit towers to energy efficient LED lighting.
•In line with Crown Castle's focus on providing profitable solutions to connect communities and people, the Company has invested an aggregate of approximately $10 billion of capital in communication infrastructure in low-income areas.

•Crown Castle established a goal in 2021 to increase spending with diverse suppliers to 16% by 2026, which represented the top quartile in US diversity spend among more than 100 large companies.1 In 2021, 10% of the Company's addressable spend was with diverse suppliers.
•Following the execution of Crown Castle's board refreshment strategy, 60% of its board of directors is comprised of women and/or persons of color, with a diverse balance of applicable skills, background and expertise.

The 2021 ESG Report, and many of the ESG disclosures and policies included in prior ESG reports, can now be found on the ESG website at www.crowncastle.com/esg.

ABOUT CROWN CASTLE

Crown Castle owns, operates and leases more than 40,000 cell towers and approximately 85,000 route miles of fiber supporting small cells and fiber solutions across every major U.S. market. This nationwide portfolio of communications infrastructure connects cities and communities to essential data, technology and wireless service – bringing information, ideas and innovations to the people and businesses that need them. For more information on Crown Castle, please visit www.crowncastle.com.

CAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements that are based on management's current expectations. Such statements include plans, commitments, projections, estimates and expectations regarding (1) 5G deployment and the demand for our assets created thereby, (2) our ESG goals, progress made with respect thereto and plans related thereto, (3) an inclusive and diverse community and the benefits derived therefrom, and (4) electricity consumption and consumption reduction plans and investments. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including prevailing market conditions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risks that could affect Crown Castle and its results is included in Crown Castle's filings with the Securities and Exchange Commission. The term "including," and any variation thereof, means "including, without limitation."
1 Source: The Hackett Group, 2021 Supplier Diversity Study.